Exhibit 99.3

NEWS RELEASE

Contacts:	Leigh Parrish
FTI Consulting
leigh.parrish@fticonsulting.com
212-850-5651

REDDY ICE FILES VOLUNTARY PLAN OF REORGANIZATION TO
STRENGTHEN ITS BALANCE SHEET

Support agreements for the Plan have been executed by the majority of the principal amount of the First Lien Notes, Second Lien Notes and Discount Notes

Company expects to complete restructuring process quickly, while upholding commitments to customers, vendors and employees

DALLAS, April 12, 2012 – Reddy Ice Holdings, Inc. (OTCQB: RDDY) (“Reddy Ice” or the “Company”) announced today that it has filed a voluntary Plan of Reorganization (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas to complete its previously-announced plan to strengthen its balance sheet and ensure strong financial footing for the future. The Company filed with the support of a majority of its lenders and major creditors and intends to continue operations uninterrupted.

The Company has secured commitments from Macquarie Bank Limited for $70 million in debtor-in-possession financing to fund, among other things, the Company’s working capital needs while in Chapter 11, and $50 million in exit financing to be available to the Company upon emergence from Chapter 11 which is expected to be in 45 days or less.

“Today we have taken a decisive step to strengthen our balance sheet and emerge a stronger company that is well positioned for investment in growth and enhanced profitability, while maintaining our commitments to our customers, employees and vendors,” said Gilbert M. Cassagne, Chief Executive Officer and President.

Reddy Ice will file a series of first day motions to allow the Company to continue to operate in the ordinary course during the confirmation process. To this end, the Company is seeking approval in the United States Bankruptcy Court for the Northern District of Texas to continue the payment of wages, salaries and other employee benefits, and to uphold all of its commitments under existing customer programs. This process is not expected to have an impact on Reddy Ice’s operations and the Company will seek to pay unsecured trade vendors in the ordinary course. Additionally, under the proposed Plan of Reorganization, which is subject to Bankruptcy Court approval, Reddy Ice is seeking to, among other things, pay unsecured trade vendors in full.

Reddy Ice’s legal advisor on the restructuring is DLA Piper LLP (US) and its financial advisors are Jefferies & Company, Inc. and FTI Consulting, Inc.

Additional information is available on the Reddy Ice website at www.reddyice.com and at Kurtzman Carson Consultants’ website at www.kccllc.net/ReddyIce.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.